FORM 4

  (X)  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

                    UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION         _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                     |_____________________|
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
 ___________________________________________________________________________
 1.    Name and Address of Reporting Person

     Hochberg                      Andrew                        S.
     ______________________________________________________________________
        (Last)                      (First)                    (Middle)

      440 North Orleans
     _______________________________________________________________________
                                   (Street)
      Highland Park                 IL                            60610
     _______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Issuer Name and Ticker or Trading Symbol

      Prism Financial Corporation / PRFN
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

 ___________________________________________________________________________
 4.  Statement for Month/Year

      April / 2000
 ___________________________________________________________________________
 5.  If Amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
 6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( X) Director
     (  ) 10% Owner
     (  ) Officer (give title below)
     (  ) Other (specify title below)

      _____________________________________________

 ___________________________________________________________________________
 7.  Individual, or Joint/Group Filing (Check Applicable Line)
     ( X) Form filed by One Reporting Person

     (  ) Form filed by More than One Reporting Person

 ___________________________________________________________________________
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 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
 ___________________________________________________________________________
 1.  Title of Security (Instr. 3)

      Common Stock
 _________________________________________________________________
 2.  Transaction Date (Month/Day/Year)

      April 20, 2000
 ___________________________________________________________________________
 3.  Transaction Code (Instr. 8)

      U
 ___________________________________________________________________________
 4.    Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

      10,000 shares       D    $7.50 per share
 ___________________________________________________________________________
 5.  Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

      0
 ___________________________________________________________________________
 6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

      D
 ___________________________________________________________________________
 7.  Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 ===========================================================================
 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1.    Title of Derivative Security (Instr. 3)

       Non-Employee Director Stock Option (right to buy)
 ___________________________________________________________________________
 2.    Conversion or Exercise Price of Derivative Security

       $14.00
 ___________________________________________________________________________
 3.  Transaction Date (Month/Day/Year)

      4/25/00
 ___________________________________________________________________________
 4.   Transaction Code (Instr. 8)

      J (See Note 1.)
 ___________________________________________________________________________
 5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)

     5,000     D
 ___________________________________________________________________________
 6.  Date Exercisable and Expiration Date (Month/Day/Year)

           exercisable: (See Note 1.)    expiration: 5/24/09
 ___________________________________________________________________________
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

     Common Stock, 5,000 shares
 ___________________________________________________________________________
 8.  Price of Derivative Securities (Instr. 5)

     (See Note 1.)
 ___________________________________________________________________________
 9.  Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

     0
 ___________________________________________________________________________
 10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
     (Instr. 4)

     D
 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________

 EXPLANATION OF RESPONSES:


 Note 1. This option was cancelled with no consideration pursuant to the merger agreement among Prism Financial Corporation, Prism Acquisition Subsidiary, Inc. and Royal Bank of Canada. Under the applicable option agreement, vesting was scheduled in five equal annual installments beginning on May 24, 2000.





         /s/ Andrew S. Hochberg                        5/10/00
    _____________________________________           ________________
    **  SIGNATURE OF REPORTING PERSON                     DATE


 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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